Exhibit (a)(15)
Javelin Pharmaceuticals, Inc. Comments on Tender Offer Extension by Hospira
CAMBRIDGE, Mass., May 19, 2010 (BUSINESS WIRE) — Javelin Pharmaceuticals, Inc. (NYSE Amex: JAV), a leading developer of novel acute care pain products, commented on the tender offer extension by Hospira, Inc.
Hospira, Inc. (“Hospira”) announced today that Discus Acquisition Corporation, a wholly owned subsidiary of Hospira (“Discus”), is extending the tender offer to purchase all outstanding shares of the common stock of Javelin Pharmaceuticals, Inc. (“Javelin”). Hospira has indicated that the offering period will be extended to 12:00 midnight, New York City time, on June 2, 2010. Hospira has asserted that the extension of the offering period is permissible under the agreement and plan of merger dated April 17, 2010 among Discus, Hospira and Javelin (the “merger agreement”) on the basis that certain of the conditions to Discus’s obligation to accept and pay for shares tendered through May 18, 2010, which represent 78.82% of the shares of common stock of Javelin outstanding, were not fully satisfied prior to the expiration of the initial offering period of the tender offer. Javelin believes that, in asserting the failure to satisfy in full any such conditions, Hospira is purporting to rely on information regarding a supply chain issue in the United Kingdom described below.
Javelin was notified, on May 14, 2010 by a licensee of commercial rights to Dyloject in the European Union, that an issue has arisen in the UK Dyloject supply chain. Javelin notified Hospira of this matter promptly after being informed. Javelin is not aware of any issue in its supply chain for Dyloject in the United States.
Javelin disagrees with Hospira’s position under the merger agreement that the conditions to the tender offer have not been fully satisfied and believes that all of the conditions of the tender offer have been satisfied. Javelin continues to honor its obligations under the terms of the merger agreement.
About Javelin Pharmaceuticals
With corporate headquarters in Cambridge, MA, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. The company has one marketed drug in the U.K., an NDA-submitted drug candidate, Dyloject, and two drug candidates in U.S. advanced clinical development. For additional information about Javelin, please visit the company’s Web site at http://www.javelinpharmaceuticals.com.

Important Additional Information Filed with the U.S. Securities and Exchange Commission
The tender offer described in this press release has commenced. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Javelin common stock. Hospira has filed with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, form of letter of transmittal and other documents relating to the tender offer on April 21, 2010, and Javelin filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer on April 22, 2010. Hospira and Javelin have mailed these documents to Javelin’s stockholders. Javelin stockholders can obtain a free copy of these documents and other documents filed by Hospira and Javelin with the SEC at the Web site maintained by the SEC at www.sec.gov. In addition, Javelin stockholders can obtain a free copy of these documents by directing a request to Javelin Pharmaceuticals, Inc., 125 CambridgePark Drive, Cambridge, MA 02140, Attention: Investor Relations. INVESTORS AND JAVELIN SECURITY HOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION.
None of the information included on any Internet Web site maintained by Hospira, Javelin or any of their affiliates, or any other Internet Web site linked to any such Web site, is incorporated by reference in or otherwise made a part of this press release.
Forward-Looking Statements
Javelin
This press release contains “forward-looking statements”, including statements relating to the expected timing of results and development of Javelin’s drug candidates and any potential transaction between Javelin Pharmaceuticals, Inc. and Hospira, Inc. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties are described under the heading “Risk Factors” contained in Javelin’s Form 10-K, for the year ended Dec. 31, 2009, which was filed with the Securities and Exchange Commission (“SEC”), as well as any updates to those risk factors filed from time to time in Javelin’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Javelin Pharmaceuticals undertakes no duty to update this information unless required by law.
JAV-G
SOURCE: Javelin Pharmaceuticals, Inc.
Javelin Pharmaceuticals, Inc.
Stephen J. Tulipano, CPA, 617-349-4500
Chief Financial Officer
stulipano@javelinpharma.com
or
Investor Relations & Media
Rick Pierce, 617-349-4500
VP Investor Relations
rpierce@javelinpharma.com